Exhibit 5.1

99 Garnsey Road Pittsford, New York 14534 585.419.8800
July 27, 2026

Tompkins Financial Corporation
P.O. Box 460
Ithaca, New York 14851
Ladies and Gentlemen:
We have acted as counsel to Tompkins Financial Corporation, a New York corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 with the Securities and Exchange Commission (“SEC”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering by the Company, from time to time pursuant to Rule 415 under the Act, of an unspecified amount of securities of the Company, consisting of: (i) shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), and (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), and an unspecified number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of the offered shares, in amounts, at prices and on terms to be determined at the time of offering. The offered shares of Common Stock and Preferred Stock are collectively referred to herein as the “Shares”.
In rendering this opinion, we have (i) examined the Registration Statement and the exhibits thereto, (ii) examined and relied upon original, certified, conformed, photostat or other copies of the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, minutes of meetings and resolutions of the Board of Directors of the Company and such other documents and records, and (iii) made such investigation of fact and such examination of law, all as we have deemed necessary and appropriate in order to enable us to render the opinion set forth herein.
In addition, we have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a prospectus supplement will have been filed with the SEC describing the Shares offered thereby; (iii) all Shares will be issued in compliance with applicable Federal and state securities laws and pursuant to and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) a definitive purchase, subscription, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) any Shares issuable upon conversion, exchange, or redemption of Preferred Stock being offered will be duly authorized and, if appropriate, reserved for issuance upon such conversion, exchange or redemption; and (vi) all actions are taken by the Company prior to issuance so as not to violate any applicable law or the Company’s Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.
Harris Beach Murtha Cullina PLLC

Tompkins Financial Corporation
July 27, 2026

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:
1.    With respect to shares of Common Stock (including any shares of Common Stock that may be issued pursuant to the terms of any Preferred Stock), when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of offering of the shares of Common Stock and related matters and (b)(i) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered, or (ii) the shares of Common Stock have been duly delivered in accordance with the Company’s procedures for book-entry delivery, in either case (i) or (ii) in accordance with the applicable definitive purchase, subscription or underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, then such Shares will be duly authorized, validly issued, fully paid and non-assessable.
2.    With respect to shares of Preferred Stock, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof and related matters, including the adoption of an amendment to the Company’s Certificate of Incorporation relating to such Preferred Stock and the filing of the Certificate of Amendment of the Company’s Certificate of Incorporation with the Department of State of the State of New York, and (b)(i) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered, or (ii) the shares of Preferred Stock have been duly delivered in accordance with the Company’s procedures for book-entry delivery, in either case (i) or (ii) in accordance with the applicable definitive purchase, subscription or underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, then such Shares will be duly authorized, validly issued, fully paid and non-assessable.
The opinions set forth above are subject to the following qualifications:
(a)    We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.
(b)    In connection with the rendering of this opinion, we express no opinion as to the applicability of, compliance with, or effect of the laws of any states, or as to any matter subject to such laws, other than the laws of the State of New York.
(c)    Our opinion is subject to and limited by (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Tompkins Financial Corporation
July 27, 2026

(d)    Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond the matters expressly so stated.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained in and which is a part of the Registration Statement and any supplement to such Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts, as they currently exist.
Very truly yours,

HARRIS BEACH MURTHA CULLINA PLLC

By:     /s/ Seth T. Hiland
Seth T. Hiland,
a Member of the Firm